Exhibit 10.12(c)

AWARD OF LTIP UNITS

PURSUANT TO THE 2004 CONSOLIDATED CONTAINER HOLDINGS LLC

LONG TERM INCENTIVE PLAN

THIS AWARD (the “Award”) is made as July 1, 2004, by Consolidated Container Holdings LLC (the “Company”) to                                  (the “Participant”) pursuant to the 2004 Consolidated Container Holdings LLC Long Term Incentive Plan (the “Plan”). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Plan, a copy of which is attached hereto.

1. Grant of Award. Pursuant to and subject to the terms and conditions of the Plan, the Company hereby grants to Participant an Award of                                  LTIP-A Units.

2. Terms of Award. As more fully described in the Plan, each LTIP-A Unit equates to one percent (1%) of Bonus Pool-A, provided, however, that such percentage shall be subject to adjustment (up or down) based on several factors set forth in the Plan. The amount of Bonus Pool-A and the amount of the Award shall be established upon the occurrence of a Liquidity Event. This Award shall be payable in cash within one hundred twenty (120) days of the Liquidity Event, subject to any applicable restrictions in any Company Debt Instruments.

3. Non-transferability. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered except by will or by the laws of descent and distribution.

4. Forfeiture. Subject to certain exceptions provided in the Plan, all or a portion of this Award shall be forfeited in the event of termination of your employment with the Company prior to the occurrence of a Liquidity Event.

IN WITNESS WHEREOF, Consolidated Container Holdings LLC, acting by and through its duly authorized officers, has caused this Award to be executed as of the date set forth above.

CONSOLIDATED CONTAINER HOLDINGS LLC

By:
Title:	President and Chief Executive Officer

ACCEPTED BY PARTICIPANT:

Signature:
Date: